UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2018
Date of Report (Date of earliest event reported)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On March 31, 2018, White Mountains Insurance Group, Ltd. (“White Mountains”) and its indirect wholly owned subsidiary White Mountains Catskill Holdings, Inc. (“Catskill”) entered into a unit purchase agreement (the “UPA”) with NSM Insurance HoldCo, LLC (“NSM”), NSM Acquisition Holdings, LLC (“NSM Holdings”), certain other Sellers (as defined in the UPA, and collectively with NSM Holdings, the “Sellers”) and the Seller Representative (as defined in the UPA). Under the terms of the UPA, White Mountains (through Catskill) will acquire 95% of the issued and outstanding membership interests of NSM for cash in an amount equal to $368 million, subject to certain adjustments (the “Transaction”). NSM Insurance Group, LLC or one of its affiliates expects to borrow approximately $100 million of third party indebtedness in conjunction with the acquisition which will reduce White Mountains’s net investment to approximately $273 million.

On April 2, 2018, White Mountains issued a press release announcing the entry into the UPA. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Current Report.

The UPA contains customary representations and warranties as well as covenants by each of the parties, including certain operating restrictions on the conduct of the business of NSM during the period from the execution of the UPA to the closing of the Transaction. Catskill, on the one hand, and the Sellers, on the other hand, will indemnify each other for damages arising from the indemnifying party’s breaches of its representations and warranties and covenants under the UPA, subject to certain limitations set forth in the UPA. Catskill has also arranged to purchase a representations and warranties insurance policy in connection with the Transaction. White Mountains has agreed to guarantee Catskill’s obligations under the UPA and ancillary agreements.

The UPA also contains provisions giving each of Catskill and the Seller Representative (on behalf of the Sellers) the right to terminate the UPA under certain circumstances, including where the closing of the Transaction has not occurred on or before July 30, 2018, which period shall be automatically extended to September 30, 2018, if all conditions to closing other than those relating to the U.K. Approvals (as defined in the UPA) have been satisfied.

The Transaction is expected to close by the end of the second quarter of 2018. Completion of the Transaction is subject to receipt of certain regulatory approvals and other customary closing conditions. The Transaction is not subject to a financing condition. Completion of the Transaction does not require the approval of the White Mountains shareholders.

The foregoing description of the UPA does not purport to be complete and is subject to and qualified in its entirety by reference to the text of such agreement. We intend to file the UPA as an exhibit to our next periodic report.

This Item 1.01 may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this filing which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Consequently, all of the forward-looking statements made in this Item 1.01 are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01	Financial Statements and Exhibits.

(d)  Exhibits

99.1 Press Release, dated April 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: April 2 , 2018	By:	/s/ J. Brian Palmer
J. Brian Palmer
Managing Director and Chief Accounting Officer

EXHIBIT INDEX

Exhibit number	Name
99.1	Press Release dated April 2, 2018.